Exhibit 99.1

Dear Stockholders,

These days, Biopure is characterized both by much hope about a clinical path forward and by pressing financial concerns. Never in our recent past have these two factors been as keen as they are now. The share price and our finance situation are a constant concern. Neither the market cap nor the share price reflects our value, in my view. We have a product that we and others believe in – the U.S. Congress has appropriated over $22 million to pursue our drug for use in trauma, doctors have been using it in South Africa and doctors in the United States have been requesting it compassionate use.

I appreciate the shareholders who understand the potential of Hemopure® [hemoglobin glutamer-250 (bovine)], or HBOC-201, and have held onto Biopure stock despite the delays we’ve encountered. To conserve cash, we pared down operations and privately raised equity capital. I am seeking more funding to carry us into milestones with as little dilution to existing stockholders as possible.

It appears as though our prospects for conducting clinical trials in the U.S. are revived. As reported in a recent press release, we believe we have identified a target patient population. In addition, the NMRC is attempting to identify an appropriate target population of trauma patients. Both Biopure and the NMRC are pressing forward and engaged in discussions with the Food and Drug Administration (FDA). The trial in discussion between Biopure and the FDA is a small trial for patients with acute myelogenous leukemia (AML) who refuse transfusion with blood components and therefore cannot currently undergo induction chemotherapy, which depletes oxygen-carrying capacity. FDA, as previously reported, has indicated that this could be a pivotal trial. This means that Hemopure might seek a registration for this narrow, yet significant, indication before other applications.

At the same time, the NMRC is in discussion with the FDA with two trials under consideration, both of which would be for pre-hospital resuscitation of patients with severe traumatic hemorrhagic shock. Originally, NMRC sought approval for a study entitled “Restore Effective SUrvival in Shock (RESUS) to be conducted in the U.S. with community notification (and right to opt out) rather than individual patient consent. Now NMRC has proposed a similar protocol for military casualties in the field called Op RESUS with subjects who sign an informed consent prospectively. I am hopeful that there will be considerable movement in the trauma area in the coming months.

I believe we did well at the NIH/FDA workshop last April. At the workshop we were able to present post-hoc, very positive, safety information from our pivotal orthopedic surgery trial. Also, before the workshop began, there occurred a symposium sponsored by the University of Maryland about compassionate use of Hemopure in the United States and clinical experience in South Africa. The information at both the workshop and the symposium appeared to be well-received. I interpret the concluding consensus of the workshop to be that HBOC’s meet a significant unmet medical need, and that HBOC-201 specifically should be allowed to go forward in a clinical trial. If you have not seen the presentations from the Hemopure symposium and the workshop, please do. They continue to be posted at http://www.biopure.com/umd_symposium.php

This workshop was nearly derailed by the release of a so-called meta-analysis of hemoglobin-based oxygen carriers published electronically, ahead of its print date, the day before the workshop began in the Journal of the American Medical Association (JAMA). We find the analysis, which concludes that HBOCs all have an unacceptable risk of death and heart attack, is flawed and skewed (Biopure refutation http://www.biopure.com/jamacomments.php). Still, the article’s activist timing meant that those attending the workshop who did not know in advance of the article’s publication could not prepare for it. Fortunately, progress was made in spite of the presentations at the meeting of the lead author of the article and others. The article damaged us nevertheless. We have had to spend time and resources to deal with fallout from the article and related acts: Two of the authors and others wrote letters we consider defamatory to each country where we had clinical trials ongoing proposing or asking the regulatory authorities to read the article and stop our trials. I hope that time and our efforts will overcome this activity.

The Company still intends to work with the Medicines and Healthcare products Regulatory Agency (MHRA) of the United Kingdom on the Company’s pending application for marketing authorization for Hemopure. However, we postponed the meeting we had planned to request for July 2008 to apply the Company’s limited resources to the submission of the completed AML protocol and working with the FDA. As the FDA and the MHRA have communicated about Hemopure, this in fact is not likely to be an either-or choice.

In closing—I am aware of your concerns about your investments and intend to address all of our issues as expeditiously and as well as we can. Thank you for your continued and considerable support.

Sincerely

Zafiris G. Zafirelis

Chairman, President and CEO

July 31, 2008

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer-250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. The Company is developing Hemopure for other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer-200 (bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 200,000 units of Oxyglobin since its launch.

Statements in this release that are not strictly historical are forward-looking statements, including any statements implying that any clinical trial will be initiated and/or carried out to completion or that study results will be as desired, and any statements that might imply that Hemopure may receive marketing approval in any jurisdictions other than South Africa or for a trauma indication anywhere. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, the company’s ability to satisfactorily address the issues raised in the MHRA correspondence or additional issues raised at a later date, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on June 16, 2008, as amended on June 18, 2008, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.

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